EXHIBIT 10.20

CHEMED CORPORATION
SENIOR EXECUTIVE SEVERANCE POLICY
AS AMENDED AUGUST 3, 2018

As of December 1, 2006, Chemed Corporation established the Chemed Corporation Senior Executive Severance Policy (“the Policy”).  As of August 3, 2018 (the "Amendment Date"), the Company amended the Policy to provide that the tax gross-up provisions in Section 3.1 shall apply only to those individuals who were Participants in the Policy on the Amendment Date and not to anyone designated as a Participant following the Amendment Date.

PARTICIPATION

Participants in the Policy shall consist of those officers designated from time to time on Attachment A to this Policy by the Compensation/Incentive Committee of the Board of Directors, as may be approved by the Board of Directors.  The Compensation/Incentive Committee and/or the Board shall have the ability to add or remove Participants at its discretion.

TERMINATION OF EMPLOYMENT

Termination of Employment.  The employment of a Participant shall terminate upon the occurrence of any of the following:

The death of the Participant;

The termination of the Participant's employment due to the Participant's disability pursuant to §2.2;

The termination by the Company of the Participant's employment for Cause pursuant to §2.3;

The retirement of the Participant under a retirement plan of the Company; or

The resignation of the Participant.

The termination by the Company of the Participant's employment for any reason other than those specified in this §2.1 shall hereinafter be referred to as a termination "Without Cause".

Disability.  If, by reason of physical or mental disability, the Participant is unable to carry out his or her duties pursuant to this Policy for four (4) consecutive months, the Participant’s may be terminated by the Company upon two (2) months' written notice to be given to the Participant at any time after the period of four (4) continuous months of disability and while such disability continues.  If, prior to the expiration of the two (2) months after the giving of such notice, the Participant shall recover from such disability and return to the active discharge of his or her duties, then such notice shall be of no further force and effect and the Participant's employment shall continue as if such disability had not occurred. If the Participant shall not so recover from his or her disability and return to his or her duties, then the Participant’s services shall terminate at the expiration date of such two (2) months' notice.  In the event a dispute arises between the Participant and the Company concerning the Participant's physical or mental ability to continue or return to the performance of his or her duties as aforesaid, the Participant shall submit to examination by a competent physician mutually agreeable to both parties, and such physician's opinion as to the Participant's ability to so perform will be final and binding.

For Cause.  The Company may, at any time by written notice to the Participant, terminate his or her services for Cause.  Such notice shall specify the event or events and the actions or failure to act constituting Cause.  “Cause” shall mean, with respect to a Participant’s termination of employment: (a) the willful and repeated failure of the Participant  to perform substantially the Participant’s duties with Company (other than any such failure resulting from incapacity due to physical or mental illness); (b) the Participant’s conviction of, or plea of guilty or nolo contendere to, which through lapse of time or otherwise is not subject to appeal, a felony which is materially and demonstrably injurious to Company; or (c) the Participant’s engagement in willful gross misconduct or gross negligence in connection with his or her employment.

If the basis for discharge is pursuant to paragraph (c) above, the Participant shall have thirty (30) days from receipt of the notice of termination for Cause to cure, if curable, the actions or failure to act specified in such notice and, in the event of any such cure within such period, such conduct shall not constitute Cause hereunder.

Consequences of Termination.

If the Participant's employment shall terminate pursuant to any of the provisions of this Article 2, the Participant’s base salary and all incentive compensation shall cease to accrue forthwith.

If the Company shall terminate the Participant's employment Without Cause, the Company shall pay the Participant within 10 days of termination but in no event later than the following March 15 a lump sum amount in cash equal to one and one-half times the Participant’s then annual base salary plus a lump sum amount in cash equal to the product of: (i) the average amount of the Participant’s annual incentives under the Company’s annual incentive plan paid or payable for the last three full fiscal years prior to termination; and (ii) a fraction, the numerator of which is the number of days in the fiscal year through the date of termination and the denominator of which is 365.  The Participant shall also be eligible to participate in the Company’s welfare benefits plans such as health insurance, life insurance, long-term care insurance, and long-term disability benefits plans for twelve months following termination, at the then current employee contribution rates; provided that if the Participant is precluded from continuing his or her participation in any applicable plan, program, or arrangement, the Participant shall be provided with the after-tax cost of continuation of such coverage, including premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA Premiums”), for the Participant with respect to the benefits provided under such plan, program, or arrangement, paid as a lump sum within 10 days of termination, but in no event later than the following March 15.  If the Participant becomes reemployed with another employer and is eligible to receive health insurance, life insurance, long-term care insurance or long-term disability coverage under another employer-provided plan (regardless of whether the Participant elects such coverage), the welfare benefits provided pursuant to this Policy shall be secondary to those provided under such other plan.

In the event that the Participant’s employment shall terminate pursuant to any of the provisions of this Article 2, the rights of the Participant under any incentive compensation plan of the Company, under any executive or employee benefit plans or arrangements, or otherwise shall be determined, subject to this Article 2, in accordance with the terms and provisions of such plans, arrangements and options applicable to an employee whose employment has terminated in the manner that occurred, except that a termination Without Cause shall be treated as a retirement under a retirement plan of the Company for the purposes of the Company stock incentive plans.

If the Participant’s employment shall terminate pursuant to §2.1(a), (b), or (d), the Company shall pay the Participant, during the period from the  183rd to the 190th day following termination, in lieu of any amounts that may be due and payable under the Company’s annual incentive plan for the fiscal year of termination a lump sum amount in cash equal to the product of: (i) the average amount of the Participant’s annual incentives under the Company’s annual incentive plan paid or payable for the last three full fiscal years prior to termination; and (ii) a fraction, the numerator of which is the number of days in the fiscal year through the date of termination and the denominator of which is 365.

If the Participant’s employment shall terminate pursuant to §2.1(e) or if the Company shall terminate Participant’s employment with Cause pursuant to §2.1(c), Participant’s annual incentive bonus shall then be forfeited.

Participant shall not be required to offset against amounts due from the Company under this Article 2 for any salary, bonus or other benefits (other than welfare benefits described above) received by the Participant from a third-party, and the Participant shall be under no duty to mitigate by seeking or accepting another position.

Any amounts paid or benefits received under this Policy are conditioned upon execution of a waiver of liability in favor of the Company executed by the Participant, in the form approved by the Company’s counsel.

Any amounts paid or benefits received under this Policy are also conditioned, other than a termination under Section 2.1(a), upon execution of the following in a form approved by the Company’s counsel: (i) an agreement prohibiting directly or indirectly publishing or disclosing any confidential information of the Company or any of its affiliates, or using such confidential information for the Participant’s own use or making it available to others; (ii) a one-year post termination non-compete agreement under which the Participant will not directly or indirectly engage in or become interested in any business providing or arranging for any products or services that directly or indirectly are in competition with the Company or any of its subsidiaries; and (iii) an agreement prohibiting solicitation during such one-year period of the employment of any employees or other personnel providing services to the Company or any of its subsidiaries or soliciting the business of any customer of the Company or any of its subsidiaries.

APPLICATION OF SECTION 409A OF THE INTERNAL REVENUE CODE.

This Section 3.1 shall apply only to those individuals who were Participants in the Policy on the Amendment Date and not to anyone designated as a Participant following the Amendment Date.

In the event that any payment or benefit to the Participant or for the Participant’s benefit paid or payable or distributed or distributable under this Policy (“Payment”), would be subject to the excise tax imposed by Section 409A of the Internal Revenue

Code (“Code”), or any interest or penalties are incurred by the Participant with respect to such excise tax (collectively, “Excise Tax”), the Participant will be entitled to receive an additional payment (“Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (including any income or payroll tax, interest or penalties imposed with respect to such taxes and the Excise Tax, other than interest and penalties imposed by reason of the Participant’s failure to file timely a tax return or pay taxes shown due on the Participant’s return, and including any Excise Tax imposed upon the Gross-Up Payment), the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

An initial determination as to whether and in what amount a Gross-Up Payment is required will be made at the Company’s expense by an accounting firm of recognized national standing selected by the Company (“Accounting Firm”).  The Accounting Firm will provide its determination (“Determination”), together with detailed supporting calculations and documentation, to the Company and the Participant within five days of the date of termination, if applicable, or such other time as requested by the Company or by the Participant (provided the Participant reasonably believes that any of the Payments may be subject to the Excise Tax).  If the Accounting Firm determines that no Excise Tax is payable by the Participant with respect to a Payment or Payments, it will furnish the Participant an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed.  Within 10 days of the delivery of the Determination, the Participant will have the right to dispute the Determination (the “Dispute”).  The Gross-Up Payment, if any, as determined pursuant to this Section will be paid by the Company to the Participant within 5 days of the receipt of the Determination.  The existence of the Dispute will not in any way affect the Participant’s right to receive the Gross-Up Payment in accordance with the Determination.  If there is no Dispute, the Determination will be binding upon the Company and the Participant, subject to the following paragraph.

As a result of uncertainty in the application of Section 409A of the Code, it is possible that a Gross-Up Payment will be paid which should not be paid (“Excess Payment”) or that a Gross-Up Payment which should be paid will not be paid (“Underpayment”).  An Underpayment will be deemed to have occurred (i) upon notice to the Participant from any governmental taxing authority that the Participant’s tax liability (whether in respect of the Participant’s current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment, (ii) upon a determination by a court, (iii) by reason of a determination by the Company (which will include the position taken by the Company on its federal income tax return) or (iv) upon the resolution of the Dispute to the Participant’s satisfaction. If an Underpayment occurs, the Participant will promptly notify the Company and the Company will promptly, but in any event at least 5 days prior to the date on which the applicable government taxing authority has requested payment, pay to the Participant an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties (other than interest and penalties imposed by reason of the Participant’s failure to file timely a tax return or pay taxes shown due on the Participant’s return) imposed on the Underpayment.

An Excess Payment will be deemed to have occurred upon a Final Determination (as hereinafter defined) that the Excise Tax will not be imposed upon a Payment or Payments (or portion thereof) with respect to which the Participant had previously received a Gross-Up Payment.  A “Final Determination” will be deemed to have occurred when the Participant has received from the applicable government taxing authority a refund of taxes or other reduction in the Participant’s tax liability by reason of the Excise Payment and upon either (x) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally binds the Participant and such taxing authority, or if a claim is brought before a court, the date a final determination has been made by such court and either all appeals have been finally resolved or the time for all appeals has expired or (y) the statute of limitations with respect to the Participant’s applicable tax return has expired.  If an Excess Payment is determined to have been made, the Participant will pay to the Company (but not less than 10 days after the determination of such Excess Payment and written notice has been delivered to the Participant) the amount of the Excess Payment plus interest at an annual rate equal to the Applicable Federal Rate provided for in Section 1274(d) of the Code from the date the Gross-Up Payment was paid until the date of repayment.  The Participant will use reasonable cooperative efforts at the request of the Company to assist in the determination of the amount of any Excess Payment or Underpayment made to the Participant pursuant to this Policy.

All Gross-Up Payments payable pursuant to this Section 3.1 and any other amounts payable to any Participant pursuant to this Policy in respect of taxes shall be paid to the Participant as soon as practicable after the amount of the relevant tax has been determined and, in any event, no later than December 31 of the year immediately following the year in which the Participant remits the relevant taxes.

The payments and benefits under this Policy are intended to be exempt from, or comply with, Section 409A of the Code, and to the maximum extent permitted this Policy shall be limited, construed and interpreted in accordance with such intent. Except as specifically set forth in Section 3.1 in respect of individuals who were Participants as of the Amendment Date, in no event whatsoever shall the Company or its Affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on a Participant or damages for failing to comply with Section 409A of the Code under this Policy.

Notwithstanding any other provision of this Policy to the contrary, to the extent that any reimbursement of expenses constitutes nonqualified deferred compensation subject to Section 409A of the Code, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred (or, where applicable, no later than such earlier time required by this Policy). To the extent required by Section 409A of the Code, (i) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, (ii) the amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year and (iii) any right to such reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

Notwithstanding any other provision of this Policy to the contrary, if, at the time of a Participant's separation from service (as defined in Section 409A of the Code), the Participant is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Section 409A of the Code payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A of the Code (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six-month period or such shorter period, if applicable).

Notwithstanding anything in this Policy or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Policy providing for the payment of any amounts or benefits that constitute nonqualified deferred compensation subject to Section 409A of the Code upon or following a termination of the Participant's employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Policy, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.

LEGAL FEES AND EXPENSES, ARBITRATION.

Each party shall pay their own legal fees incurred in connection with any enforcement of rights under this Policy.  All disputes arising hereunder shall be subject to arbitration according to the rules of the American Arbitration Association.  The Company and the Participant shall share equally in any third party costs of such arbitration.

GOVERNING LAW.

This Policy, the rights and obligations hereunder, and any related claims shall be governed by and construed in accordance with the laws of the State of Ohio.

Attachment A

Chemed Corporation

Senior Executive Severance Plan

Participant Designation

Chemed Headquarters
M. D. Witzeman	VP and Controller
T. C. Hutton	Vice President
L. A. Reinhard	VP and Chief Administrative Officer
G. A. Zarick	VP
B. C. Judkins (a)	VP and Chief Legal Officer
H. R. Schmidt (a)	VP and Assistant Controller
N. J. McNamara (a)	VP

Vitas Headquarters
N. M. Westfall	Chief Executive Officer
P. Hale	Executive VP and Chief Information Officer
J. Wherley	Executive VP and Chief Operating Officer
P. Husted	Executive VP Operations
R. C. Miller	Executive VP and Chief Compliance Officer
J. Kreger (a)	Executive VP and Chief Financial Officer
D. Psaras (a)	Executive VP Chief Human Resources Officer
J. Shega (a)	Executive VP Chief Medical Officer
B. Stock (a)	Senior VP Strategy and Innovation
B. Wysong (a)	Senior VP Operational Performance

Roto-Rooter Headquarters
S. S. Lee	Chief Executive Officer
R. P. Goldschmidt	President
M. A. Conners	Executive VP - Contractors
K. M. Aielli	Vice President – Finance
S. Ratterman (a)	Vice President – Financial Operations
M. Polyak (a)	Senior Vice President – Operations

Denotes Participates Designation added to the Plan After August 3, 2018 Plan Amendment which eliminated gross-up payments for excise taxes for future participants, as approved by the Committee